UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2013

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

3980 Premier Drive

High Point, North Carolina 27265

(Address of principal executive offices)

(336) 476-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Adoption of Executive Incentive Program

On July 25, 2013, the Board of Directors of BNC Bancorp (the “Company”) adopted the BNC Bancorp Executive Incentive Program (the “Program”) to serve as an element of total compensation for certain executives under which such participants may receive cash and/or equity awards based on the achievement of certain performance goals. The Compensation Committee of the Company (the “Committee”) will administer the Program, including setting of performance goals, establishing the mix of cash and/or equity that may be awarded and determining the degree to which performance goals have been achieved. Cash and equity awards earned under the Program will be paid out under the BNC Bancorp 2013 Omnibus Stock Incentive Plan (the “2013 Plan”). Payments, which will be based upon a percentage of the participant’s base earnings in a given Program Year (as defined below), will range from 0% (for below threshold performance) to 150% (for superior performance), as determined by the Committee. Awards will be paid within two and a half months following the end of a Program Year. The Committee will determine which top tier named executive officer positions may participate, while other named executive officers will be recommended by the Company’s CEO and approved by the Committee. Other executives may participate in the Program upon approval of the CEO. To receive awards under the Program, a participant must be an active employee of the Company on the date of payment, with certain exceptions for death, disability and retirement. The Program is effective January 1, 2013, and performance years under the plan run from January 1, through December 31st (each a “Program Year”).

The foregoing summary description of the Program is qualified in its entirety by reference to the actual terms of the Program, which are incorporated herein by reference to Exhibit 10.1.

Determination of Awards for 2013 Program Year

The Committee, in accordance with the terms of the Program, previously established the eligible participants, award targets and performance criteria applicable to the 2013 Program Year. Richard D. Callicutt and David B. Spencer were selected to participate during the 2013 Program Year. The metrics used to measure performance under the Program were: operating EPS, asset growth, non-performing asset ratio and a series of qualitative assessments related to non-monetary performance, which accounted for 30%, 15%, 15% and 40% of the award opportunity, respectively. The target award opportunity for Mr. Callicutt was set at 40% cash and 20% equity, or a combination thereof as approved by the Committee, based on his fiscal year 2013 base salary. The target award opportunity for Mr. Spencer was set at 35% cash and 17.5% equity, or a combination thereof as approved by the Committee, based on his fiscal 2013 base salary. Based on the Committee’s assessment of achievement of the 2013 performance goals on January 21, 2014: (1) Mr. Callicutt will receive a cash payment of $308,988 (payable in the form of a performance unit under the 2013 Plan) and an equity payment in lieu of cash (payable in the form of other stock-based award under the 2013 Plan) in the amount of $58,842, which will be paid as 3,433 shares of the Company’s common stock (the “Common Stock”) based on the closing price of the Common Stock on December 31, 2013, and (2) Mr. Spencer will receive a cash payment of $180,704 (payable in the form of a performance unit under the 2013 Plan) and an equity payment in lieu of cash (payable in the form of other stock-based award under the 2013 Plan) in the amount of $90,328, which will be paid as 5,270 shares of Common Stock based on the closing price of the Common Stock on December 31, 2013.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Summary of BNC Bancorp Executive Incentive Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2014

BNC BANCORP

By:	/s/ David B. Spencer
David B. Spencer
Senior Executive Vice President &
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Summary of BNC Bancorp, Inc. Executive Incentive Program